UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 11, 2008 (June 7, 2008)

CHINA SECURITY & SURVEILLANCE  TECHNOLOGY, INC.
  (Exact name of registrant as specified in its charter)

Delaware	001-33774	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian, Shenzhen, China, 518034
(Address of Principal Executive Offices)

(86) 755-83510888
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On July 7, 2008, China Security & Surveillance Technology, Inc. (the “Company”) entered into an equity transfer agreement (the “Equity Transfer Agreement”) with China Safetech Holdings Limited, a British Virgin Islands corporation and a wholly-owned subsidiary of the Company (“Safetech”), and Qingqing Peng, the sole owner of Long Top Limited, a Hong Kong corporation (“Long Top”) pursuant to which Safetech purchased 100% ownership of Long Top from Ms. Peng.  Long Top is a holding company that owns all the outstanding equity of Shenzhen Jin Lin Technology Co., Ltd., a corporation incorporated in China (“Jin Lin”).  Jin Lin is a company engaged in professional intelligent security monitoring systems, intelligent transportation system product development.

Under the Equity Transfer Agreement, the Company will pay a total consideration up to RMB 68,581,647 (approximately $10 million) in exchange for 100% ownership of Long Top, consisting of RMB 40,000,000 (approximately $5.83 million) in cash and RMB 28,581,647 (approximately $4.17 million) in the Company’s shares of common stock.  The number of shares issuable in satisfaction of the equity portion of the purchase price is 268,870 (based upon $15.5035/share, the 20-day average closing price of the Company’s common stock prior to the signing of the Equity Transfer Agreement) which will be issued within 90 days following the execution of the Equity Transfer Agreement.  The Company has paid off RMB 13 million (approximately $1.90 million) of the cash portion of the purchase price as of the date of this report, the remaining RMB 27 million (approximately $3.93 million) of the cash consideration will be paid upon Long Top and Jin Lin’s achievement of certain financial thresholds as discussed below.

The Equity Transfer Agreement contains certain “make good” provisions, under which Ms. Peng pledged to the Company a total of 215,096 shares of the Company’s common stock that she will receive as partial consideration for the acquisition to secure her make good obligation under the Equity Transfer Agreement.  The Equity Transfer Agreement established minimum after tax net income thresholds of RMB 7 million (approximately $1.02 million) for fiscal year 2007, RMB 12 million (approximately $1.75 million) for fiscal year 2008, RMB 15 million (approximately $2.19 million) for fiscal year 2009 and RMB 20 million (approximately $2.92 million) for fiscal year 2010 (each, a “Minimum ATNI Threshold”).  In the event that the Minimum ATNI Threshold for fiscal year 2007 is achieved by Long Top and Jin Lin, the Company will return 80,661 shares of the pledged stock and make a cash payment of RMB 7 million (approximately $1.02 million) to Ms. Peng or her designees.  In the event that the Minimum ATNI Threshold for fiscal year 2008 is achieved by Long Top and Jin Lin, the Company will return 80,661 shares of the pledged stock and make a cash payment of RMB 12 million (approximately $1.75 million) to Ms. Peng or her designees.  In the event that the Minimum ATNI Threshold for fiscal year 2009 is achieved by Long Top and Jin Lin, the Company will make a cash payment of RMB 8 million (approximately $1.17 million) to Ms. Peng or her designees.  In the event that the Minimum ATNI Threshold for fiscal year 2010 is achieved by Long Top and Jin Lin, the Company will return 53,774 shares of the pledged stock to Ms. Peng or her designees.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Equity Transfer Agreement or the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Equity Transfer Agreement attached hereto as Exhibit 10.1.

Item 2.01.

Completion of Acquisition or Disposition of Assets.

On July 7, 2008, the Company and Safetech consummated the acquisition of the 100% ownership of Long Top which owns 100% of Jin Lin, pursuant to the terms set forth in the Equity Transfer Agreement as described above.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02.

Unregistered Sales of Equity Securities

The information pertaining to the Company’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety.  The shares of the Company’s common stock issuable to Ms. Peng and her designees under the Equity Transfer Agreement have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Company intends to issue these shares in reliance on the exemption from registration provided by Regulation S.  This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits.

Exhibit No.	Description of Exhibit

10.1	Equity Transfer Agreement, dated July 7, 2008, by and among the registrant, China Safetech Holding Limited and Qingqing Peng (English Translation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Security & Surveillance Technology, Inc.

Date: July 11, 2008

/s/ Guoshen Tu
Chief Executive Officer

 EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Equity Transfer Agreement, dated July 7, 2008, by and among the registrant, China Safetech Holding Limited and Qingqing Peng (English Translation).